Press Release	INDEPENDENT BANK CORPORATION (NASDAQ - IBCP)

Company Release - 12/05/2005 12:59

Independent Bank Corporation Selects Dr. Donna Banks to Board of Directors

IONIA, Mich., Dec. 5 /PRNewswire-FirstCall/ — Donna Banks, Ph.D., has been appointed to Independent Bank Corporation’s (IBC) board of directors. Banks has also served as a director of Independent Bank South Michigan since May of 2004 and will continue to serve going forward.

“It is quite an honor to be asked to join such a successful organization,” commented Banks. “I am looking forward to working with the IBC board and its senior management.”

Banks has held several executive positions with the Kellogg Company where she has worked since 1983. Beginning in June of 2004, Banks has served as Kellogg Company’s senior vice president of its global supply chain. Banks received a bachelor’s degree in animal science and a master’s degree in animal breeding and genetics from the University of Tennessee, Knoxville. She received a doctorate in animal science from Michigan State University.

“Donna has an impressive business background and track record with community involvement,” commented Michael M. Magee, president and CEO of Independent Bank Corporation. “I am confident she will contribute greatly as a member of our board of directors.”

Banks is currently a member of the International Food Technologists, American Association of Cereal Chemists, and the Product Development Management Association. She is an active member of the Michigan State University Foundation Board and the board of the National Food Processors Association. In 1998, Banks was inducted into the YWCA of New York City’s prestigious Academy of Women Achievers. In 2000, she was honored by Michigan State University’s College of Agricultural and Natural Resources as Distinguished Alumni and appointed to the board of Michigan Life Sciences Corridor.

Independent Bank Corporation (Nasdaq: IBCP), is an Ionia, Mich.-based bank holding company with total assets of $3.3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates 109 offices across Michigan’s Lower Peninsula through four, state-chartered bank subsidiaries. These subsidiaries — Independent Bank, Independent Bank West Michigan, Independent Bank East Michigan and Independent Bank South Michigan — provide a full range of financial services including retail and commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank Corporation. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, its stockholders and the communities it serves. Please visit the website at http://www.independentbank.com/.

SOURCE Independent Bank Corporation
-0-                  12/05/2005
/CONTACT: Erin F. Smith, advertising/public relations coordinator, +1-616-527-5820, ext. 11417, or Robert Shuster, chief financial officer, +1-616-527-5820, ext. 11765, both of Independent Bank Corporation/
/Company News On-Call: http://www.prnewswire.com/comp/436425.html/
/Web site: http://www.independentbank.com/  /
(IBCP)

CO: Independent Bank Corporation
ST: Michigan
IN: FIN FOD
SU: PER

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